ASSUMPTION, AMENDING AND CONFIRMATION AGREEMENT

THIS AGREEMENT made as of the 25th day of July, 2000.

BETWEEN:

COPPER MOUNTAIN MINES LTD., a company amalgamated pursuant to the laws of the Province of British Columbia having its registered and records office at 1500-1040 West Georgia Street, Vancouver, British Columbia

(“Copper Mountain”)

AND:

CEN CHINA EDUCATION NETWORK LTD., a company incorporated pursuant to the laws of the Province of British Columbia having its registered and records office at 1900-885 West Georgia Street, Vancouver, British Columbia

(“CEN”)

WHEREAS:

A.

CEN has issued and outstanding options entitling directors, officers, employees and consultants of CEN to purchase an aggregate of up to 100,000 Common shares of CEN (“CEN Shares”) at a price of US $0.90 per CEN Share (collectively the “CEN Options”) as more particularly set forth in Schedule “A” attached hereto;

B.

Pursuant to a combination agreement (the “Combination Agreement”) between CEN and Copper Mountain dated as of May 23, 2000, Copper Mountain has agreed to acquire all of the issued and outstanding CEN Shares in exchange for Common shares of Copper Mountain (“Copper Mountain Shares”) pursuant to a statutory plan of arrangement (the “Arrangement”) under section 252 of the Company Act (British Columbia);

C.

Under the Combination Agreement, it was agreed that the CEN Options be amended to provide that upon completion of the Arrangement the CEN Options may be exercised for 3.84 Copper Mountain Shares for every CEN Share which holders of the CEN Options (“Optionholders”) were entitled to receive upon exercise of a CEN Option, at an amended exercise price equal to the exercise price per CEN Share divided by 3.84; and

D.

To enable Optionholders to purchase Copper Mountain Shares upon exercise of the CEN Options Copper Mountain will grant to Optionholders the right to purchase Copper Mountain Shares.

NOW THEREFORE in consideration of the sum of $1.00 paid by each party to the other, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Copper Mountain shall, upon the Effective Date (as such term is defined in the Combination Agreement) and subject to any regulatory approval, issue to the Optionholders options (“Copper Mountain Options”) pursuant to Copper Mountain’s stock option plan, entitling each Optionholder to purchase 3.84 Copper Mountain Shares for each CEN Share which the Optionholder would be entitled to receive upon the valid exercise of a CEN Option in accordance with the terms of the CEN Option.

2.

If the foregoing calculation results in an exchanged CEN Option being exercised for a fraction of a Copper Mountain Share, then the number of Copper Mountain Shares subject to such option will be rounded down to the nearest whole number of shares, and the total exercise price for the option will be reduced by the exercise price of the fractional share.

3.

The new exercise price for each CEN Option to acquire a Copper Mountain Share will be equal to the original exercise price of a CEN Option to acquire a CEN Share, divided by 3.84 and subject to a minimum exercise price of $0.15 per Copper Mountain Share.

4.

All options to purchase Copper Mountain Shares will be issued pursuant to Copper Mountain’s stock option plan.  The term, exercisability, vesting schedule and all other terms and conditions of the CEN Options will otherwise be unchanged and shall operate in accordance with their terms.

5.

Forthwith upon closing of the Arrangement, Copper Mountain shall take such steps as are necessary and advisable to validly grant options to purchase Copper Mountain Shares to all Optionholders as of the Effective Date.  Without limitation to the foregoing, Copper Mountain shall execute and distribute to Optionholders for execution an option agreement evidencing the Copper Mountain Options in the form attached hereto as Schedule “B”.

6.

Any notice or other communication required or contemplated under this agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive the same at the address set forth below:

if to CEN:

Suite 910, Cathedral Place

925 West Georgia Street
Vancouver, B.C.
V6C 3L2

if to Copper Mountain:

Suite 906, Cathedral Place
925 West Georgia Street
Vancouver, B.C.
V6C 3L2

Any notice delivered shall be deemed to have been given and received on the business day following the date of delivery.  Any notice mailed as aforesaid shall be deemed to have been given and received on the third business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slowdown or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

7.

The parties shall from time to time and at all times hereafter at the request of another party execute such further assurances and do all such further acts as may reasonably be requested by such other party to give effect to the purpose and intent of this agreement.

8.

This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns.

9.

This agreement shall be in addition to and not in replacement of any agreement or any provisions or terms of any agreement existing as of the date hereof between the parties or any of them.

10.

This agreement may be signed by the parties in as many counterparts as may be necessary and may be transmitted by facsimile transmission, each of which counterpart as so signed shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument as if the parties had executed the same document.

11.

This agreement shall be construed in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF the parties have executed this agreement as of the day and year first above written.

COPPER MOUNTAIN MINES LTD.

Per:

CEN CHINA EDUCATION NETWORK LTD.

Per:

Authorized Signatory

SCHEDULE “A”

OUTSTANDING CEN OPTIONS

Optionee	Number of CEN Shares Under Option	Exercise Price per CEN Share
Dan Woznow	100,000	US$0.90

SCHEDULE “B”

FORM OF COPPER MOUNTAIN OPTION

STOCK OPTION AGREEMENT dated as of the • day of •.

BETWEEN:

•, of •

(herein called the “Optionee”)

OF THE FIRST PART

AND:

COPPER MOUNTAIN MINES LTD., a body corporate duly incorporated under the laws of the Province of British Columbia and having its head office at Suite 906, Cathedral Place, 925 West Georgia Street, Vancouver, B.C., V6C 3L2

(herein called the “Company”)

OF THE SECOND PART

WHEREAS:

A.

The Optionee is a director, officer, employee or consultant of the Company;

B.

The Company desires to grant the Optionee an option to purchase shares in the capital stock of the Company;

NOW THEREFORE in consideration of the sum of $1.00 paid by each party to the other, the receipt of which is hereby acknowledged, it is agreed:

1.

The Company does hereby grant to the Optionee an option to purchase a total of • common shares without par value in its capital stock (herein called “the Option”).  The Option shall vest over a period of four years with one fifth vesting 60 days after the date of grant and one fifth vesting on each of the one, two, three and four year anniversaries of the date of grant.  All vesting restrictions shall become null and void in the event that the Company is subject to a take-over bid or a proposal for a merger amalgamation or plan or arrangement transaction with a third party pursuant to which that third party could acquire de facto control of the Company or substantially all of the assets of the Company.  Subject to paragraph 8 herein, the Option shall be exercisable in whole or in part, at any time and from time to time after vesting, for a period of five years commencing •, at a price of $• per share.

2.

In order to exercise this Option, the Optionee shall, no later than close of business on •, give notice to the Company of its intention to exercise in whole or in part, such notice to be accompanied by cash or certified cheque, payable to the Company in the appropriate amount.  After receipt of such notice, the Company shall forthwith issue a Treasury Order to its Registrar and Transfer Agent for the required number of shares.

3.

The Option shall remain in full force and effect and be exercisable so long as the Optionee is an employee or director of the Company, and shall terminate at the close of business on the date which is 60 days after the day upon which the Optionee ceases to be an employee or director of the Company.  Any unexercised portion of the Option may not be exercised by the Optionee after such termination.

4.

Notwithstanding paragraph 3 herein, should the Optionee die during the term of the Option any unexercised portion of the Option shall be available for exercise by its legal personal representative for a period of 90 days from the date of the Optionee’s death.

5.

If at any time the Optionee shall be dismissed from its position as an employee of the Company for cause or become disqualified to act as a director of the Company, any unexercised portion of the Option shall, in the sole discretion of the Company, immediately terminate.

6.

The Optionee shall not, either during the term of its employment, or at any time thereafter, disclose to any person, firm or corporation any information concerning the business affairs of the Company which the Optionee may have acquired in the course of or incidental to its employment or otherwise, whether for its own benefit, or to the detriment, or intended or probable detriment, of the Company.

7.

The Option is personal to the Optionee any may not be assigned or transferred in whole or in part.

8.

The Option may not be exercised by the Optionee prior to approval of the granting of the Option by the regulatory authorities, and if the Optionee is an insider of the Company, as that term is defined in the British Columbia Securities Act, the Option may not be exercised by the Optionee prior to approval of the granting of the Option by the shareholders of the Company.

9.

Should the Company at any time subdivide its outstanding share capital into a greater number of shares, the Option exercise price shall be proportionately reduced and the number of subdivided shares entitled to be purchased proportionately increased, and conversely, should the outstanding share capital of the Company be consolidated into a smaller number of shares, the Option exercise price shall be proportionately increased and the number of consolidated shares entitled to be purchased proportionately decreased.

10.

If the Option, as originally constituted, was approved by the shareholders of the Company, or if the Optionee is an insider of the Company at the time of the amendment, all amendments to the terms of this Agreement must be approved by the shareholders of the Company.

11.

Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive same at the address indicated on page 1 hereof.  Any notice delivered shall be deemed to have been given and received on the business day next following the date of delivery.  Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slowdown or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

12.

This Agreement shall be construed in accordance with the laws of the Province of British Columbia.

13.

The Option is being issued pursuant to the Company’s incentive stock option plan (the “Plan”) and shall be governed by the terms thereof.  To the extent of any inconsistency between this Agreement and the Plan, the Plan shall prevail.

IN WITNESS WHEREOF the parties hereto have hereunto executed these presents as of the day and year first above written.

SIGNED, SEALED AND DELIVERED

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by •

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in the presence of:

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Name

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[ • ]

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Address

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Occupation

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The Corporate seal of

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COPPER MOUNTAIN MINES LTD.

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was hereunto affixed in the presence of:

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C/S

Authorized Signatory

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Authorized Signatory

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